Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 (No. 333-170296) and Forms S-8 (No. 33-71788 and No. 33-80306) of Titan International, Inc. of our report dated May 13, 2011 relating to the Combined Statements of Net Assets Sold and the Combined Statements of Revenue, Cost of Goods Sold and Direct Operating Expenses of The Goodyear Tire & Rubber Company's Latin America Farm Tire Business, which appears in this Current Report on Form 8-K/A of Titan International, Inc. dated April 1, 2011.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Cleveland, Ohio
June 10, 2011